AT&T Reports Second-Quarter Results
Including DIRECTV Acquisition

●	Consolidated revenues of $40.5 billion, up more than 22%
●	Operating income up 13.6%
●	Net income up 10.6%
●	Cash from operations of $10.3 billion, up 12.5%
●	Free cash flow of $4.8 billion, up 8.4%
●	Diluted EPS of $0.55 as reported and $0.72 diluted adjusted EPS compared to $0.59 and $0.70 in the year-ago quarter

●	2.1 million wireless net adds driven by connected devices, Mexico and Cricket
●	U.S. wireless postpaid churn of 0.97%, second-lowest ever
●	U.S. wireless operating margins expand; best-ever U.S. wireless EBITDA margins
●	342,000 U.S. DIRECTV net adds; 38,000 global TV net adds
o	Nearly 1 million U.S. satellite net adds since acquisition of DIRECTV
●	74,000 IP broadband net adds
●	Nearly 800,000 U.S.-branded smartphones added to subscriber base, more than offsetting a nearly 600,000 decline in U.S.-branded feature phone base
●	185,000 U.S.-branded (postpaid and prepaid) phone net adds
●	380 million North American 4G LTE POPs
●	Year-to-date cash from operations up 14.5%; year-to-date free cash flow up 11.6%
●	Full-year guidance on track to meet or exceed expectations

Note: AT&T's second-quarter earnings conference call will be webcast at 4:30 p.m. ET on Thursday, July 21, 2016. The webcast and related materials will be available on AT&T's Investor Relations website at www.att.com/investor.relations

DALLAS, July 21, 2016 — AT&T Inc. (NYSE:T) today reported revenue, net income, adjusted EPS and free cash flow growth for the second quarter.

July 21, 2016
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"One year after our acquisition of DIRECTV, the success of the integration has exceeded our expectations," said Randall Stephenson, AT&T chairman and CEO. "Cost synergies are ahead of target, we've added nearly 1 million DIRECTV subscribers since the acquisition, and our new video streaming services are scheduled to roll out later this year. We plan to serve every segment of the video industry and offer customers their favorite content virtually wherever and whenever they want it.
"Second-quarter results continued our strong track record of delivering revenue, adjusted earnings and free cash flow growth. This steady execution done at scale gives us the financial strength to grow our business while returning substantial value to our shareholders."
Consolidated Financial Results
AT&T's consolidated revenues for the second quarter totaled $40.5 billion, up more than 22% versus the year-earlier period largely due to the July 24, 2015 acquisition of DIRECTV. Compared with results for the second quarter of 2015, operating expenses were $34.0 billion versus $27.2 billion; operating income was $6.6 billion versus $5.8 billion; and operating income margin was 16.2% versus 17.5%. When adjusting for amortization, merger- and integration-related costs and other expenses, operating income was $8.1 billion versus $6.5 billion; and operating income margin was 20.1%, up 30 basis points from a year ago.

Second-quarter net income attributable to AT&T totaled $3.4 billion, or $0.55 per diluted share, compared to $3.1 billion, or $0.59 per diluted share, in the year-ago quarter. Adjusting for $0.17 of amortization, merger-and integration-related costs and other expenses, earnings per diluted share was $0.72 compared to an adjusted $0.70 in the year-ago quarter.

Cash from operating activities was $10.3 billion in the second quarter, and capital investment1 totaled $5.6 billion. Free cash flow — cash from operating activities minus capital expenditures — was $4.8 billion, up 8.4% year over year.

For detailed segment results, please go to the Investor Briefing and Financial and Operational Results on the AT&T Investor Relations website.
12Q16 includes $95 million in capital purchases in Mexico with favorable vendor payment terms.
AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

July 21, 2016
© 2016 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.                                                                                                                                     Page 2

About AT&T
AT&T Inc. (NYSE:T) helps millions around the globe connect with leading entertainment, mobile, high-speed Internet and voice services. We're the world's largest provider of pay TV. We have TV customers in the U.S. and 11 Latin American countries. We offer the best global coverage of any U.S. wireless provider*. And we help businesses worldwide serve their customers better with our mobility and highly secure cloud solutions.
Additional information about AT&T products and services is available at http://about.att.com. Follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.
© 2016 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.
*Global coverage claim based on offering discounted voice and data roaming; LTE roaming; voice roaming; and world-capable smartphone and tablets in more countries than any other U.S. based carrier. International service required.  Coverage not available in all areas. Coverage may vary per country and be limited/restricted in some countries.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at www.att.com/investor.relations.

The "quiet period" for FCC Spectrum Auction 1000 (also known as the 600 MHz incentive auction) is now in effect. During the quiet period, auction applicants are required to avoid discussions of bids, bidding strategy and post-auction market structure with other auction applicants.

Free Cash Flow
Free cash flow is defined as cash from operations minus Capital expenditures. Free cash flow after dividends is defined as cash from operations minus Capital expenditures and dividends. Free cash flow dividend payout ratio is defined as the percentage of dividends paid to free cash flow. We believe these metrics provide useful information to our investors because management views free cash flow as an important indicator of how much cash is generated by routine business operations, including Capital expenditures, and makes decisions based on it. Management also views free cash flow as a measure of cash available to pay debt and return cash to shareowners.

July 21, 2016
© 2016 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.                                                                                                                                     Page 3

Capital Investment
Capital Investment is a non-GAAP financial measure that adds to Capital expenditures the amount of vendor financing arrangements for capital improvements to our wireless network in Mexico. These favorable payment terms are considered vendor financing arrangements and are reported as repayments of debt instead of Capital expenditures. Management believes that Capital Investment provides relevant and useful information to investors and other users of our financial data in evaluating long-term investment in our business.

EBITDA
Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies. For AT&T, EBITDA excludes other income (expense) – net, and equity in net income (loss) of affiliates, as these do not reflect the operating results of our subscriber base or operations that are not under our control. Equity in net income (loss) of affiliates represents the proportionate share of the net income (loss) of affiliates in which we exercise significant influence, but do not control. Because we do not control these entities, management excludes these results when evaluating the performance of our primary operations. EBITDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capital and tax structures. Finally, EBITDA excludes depreciation and amortization in order to eliminate the impact of capital investments. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with U.S. generally accepted accounting principles (GAAP).

EBITDA service margin is calculated as EBITDA divided by service revenues.

When discussing our segment results, EBITDA excludes equity in net income (loss) of affiliates, and depreciation and amortization from segment contribution. For our supplemental presentation of our combined domestic wireless operations (AT&T Mobility), EBITDA excludes depreciation and amortization from Operating Income.

These measures are used by management as a gauge of our success in acquiring, retaining and servicing subscribers because we believe these measures reflect AT&T's ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing segment performance with that of many of its competitors. The financial and operating metrics which affect EBITDA include the key revenue and expense drivers for which segment managers are responsible and upon which we evaluate their performance.

We believe EBITDA Service Margin (EBITDA as a percentage of service revenues) to be a more relevant measure than EBITDA Margin (EBITDA as a percentage of total revenue) for our Consumer Mobility segment operating margin and our supplemental AT&T Mobility operating margin. For the periods covered by this report, we subsidized a portion of some of our wireless handset sales, which are recognized in the period in which we sell the handset. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing service revenue that is generated by the subscriber. We also use wireless service revenues to calculate margin to facilitate comparison, both internally and externally with our wireless competitors, as they calculate their margins using wireless service revenues as well.

July 21, 2016
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There are material limitations to using these non-GAAP financial measures. EBITDA, EBITDA margin and EBITDA service margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies. Furthermore, these performance measures do not take into account certain significant items, including depreciation and amortization, interest expense, tax expense and equity in net income (loss) of affiliates. Management compensates for these limitations by carefully analyzing how its competitors present performance measures that are similar in nature to EBITDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. EBITDA, EBITDA margin and EBITDA service margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Adjusting Items
Adjusting items include revenues and costs we consider nonoperational in nature, such as items arising from asset acquisitions or dispositions. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often significant impact on our fourth-quarter results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses.) As a result, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income.

The tax impact of adjusting items is calculated using the effective tax rate during the quarter except for (1) adjustments related to Mexico operations, which are taxed at the 30% marginal rate for Mexico and (2) adjustments that, given their magnitude can drive a change in the effective tax rate, reflect the actual tax expense or combined marginal rate of approximately 38%.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA service margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and income tax expense certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.

Adjusted Operating Revenues, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA service margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. AT&T's calculation of Adjusted items, as presented, may differ from similarly titled measures reported by other companies.

July 21, 2016
© 2016 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.                                                                                                                                     Page 5

Entertainment Group Segment Adjusted Operating Revenues includes the external operating revenues from DIRECTV U.S. as reported in the DIRECTV Form 10-Q/A dated June 30, 2015 adjusted to (1) include operations reported in other DIRECTV operating segments that AT&T has chosen to manage in our Entertainment Group segment, (2) conform DIRECTV's practice of recognizing revenue to be received under contractual commitments on a straight line basis over the minimum contract period to AT&T's method of limiting the revenue recognized to the monthly amounts billed and (3) eliminate intercompany transactions from DIRECTV U.S. and the Entertainment Group segment. Adjusting Entertainment Group segment operating revenues provides for comparability between periods.

Net Debt to Adjusted EBITDA Discussion
Net Debt to EBITDA ratios are non-GAAP financial measures frequently used by investors and credit rating agencies and management believes these measures provide relevant and useful information to investors and other users of our financial data. The Net Debt to Adjusted EBITDA ratio is calculated by dividing the Net Debt by annualized Net Debt Adjusted EBITDA. Annualized Net Debt Adjusted EBITDA excludes severance-related adjustments as described in our credit agreements. Net Debt is calculated by subtracting cash and cash equivalents and certificates of deposit and time deposits that are greater than 90 days, from the sum of debt maturing within one year and long-term debt. Annualized Adjusted EBITDA is calculated by annualizing the year-to-date Net Debt Adjusted EBITDA.

For more information, contact:
Name: Fletcher Cook
AT&T Corporate Communications
Phone: (214) 757-7629
Email: fletcher.cook@att.com

Name: McCall Butler
AT&T Corporate Communications
Phone: (917) 209-5792
Email: butlerm@att.com

July 21, 2016
© 2016 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.                                                                                                                                     Page 6